Exhibit 99.1

                        Culp Announces Revised Earnings
                     Expectations for Second Quarter 2005;

                  Company Outlines Strategic Plans Expected to
                     Achieve $14 Million in Annual Savings

    HIGH POINT, N.C.--(BUSINESS WIRE)--Oct. 27, 2004--Culp, Inc. (NYSE:CFI) today announced that, based on quarterly results to date and estimates, it expects earnings for the second fiscal quarter ending October 31, 2004, to be in the range of $0.02 to $0.04 per diluted share, excluding restructuring and related goodwill and asset impairment charges. These projected results are lower than the company's previously announced expectation of $0.13 to $0.17 per diluted share for the period.
    Commenting on the announcement, Robert G. Culp, III, chairman and chief executive officer of Culp, Inc., said, "Our revised expectations for the second fiscal quarter reflect weaker-than-expected demand for upholstery fabrics and lower-than-expected operating margins in mattress fabrics. While we had anticipated the normal seasonal pick-up in demand this fall, current shipments indicate that sales in the upholstery fabrics segment will be down approximately 15 percent from the same period a year ago. Overall, the retail furniture business has not demonstrated signs of a meaningful recovery from the summer slowdown. Additionally, demand for upholstery fabrics has been affected by the continuing consumer preference for leather furniture and increased competition from imported fabrics, including cut-and-sewn kits, primarily from Asia. While our mattress fabrics segment sales are expected to approximate last year's second quarter, industry-wide pricing pressures and inventory markdowns primarily related to certain customer start-up programs have affected our margins in this segment. Furthermore, both operating segments are experiencing higher raw material costs. Together, these factors have contributed to our lower overall profitability for the quarter."

    Upholstery Fabrics Segment

    The company also announced a major restructuring plan designed to reduce costs, increase asset utilization and improve profitability within the upholstery fabrics segment. Culp added, "We have made substantial progress over the past several years with our previous restructuring initiatives. However, with the continued competitive pressure on demand in this segment, we are moving forward with our plans to further adjust our cost structure and bring our U.S. manufacturing capacity in line with current and expected demand. The restructuring plan principally involves consolidation of the company's decorative fabrics weaving operations by closing Culp's facility in Pageland, South Carolina, and consolidating those operations into the Graham, North Carolina facility. Additionally, we will be consolidating our yarn operations by integrating the production of the Cherryville, North Carolina plant into the company's Shelby, North Carolina facility. Another important element of the restructuring plan will be a substantial reduction in certain raw material and finished goods stock keeping units, or SKUs, to reduce manufacturing complexities and lower costs. We will continue to identify and eliminate products that are not generating acceptable volumes or margins. Finally, we are making significant reductions in our selling, general and administrative expenses. Overall, these restructuring actions will reduce the number of associates by approximately 250 people, representing approximately 14 percent of those in Culp's upholstery fabrics segment."
    Culp noted, "The restructuring plan within the upholstery fabrics segment involves very difficult decisions. We regret that these measures were necessary, and recognize the impact of these initiatives will be deeply felt by affected employees, their families and their communities."
    The implementation of these restructuring initiatives will begin immediately and is expected to be completed by May 1, 2005, the end of the current fiscal year. The company expects the restructuring actions to result in total pre-tax charges of approximately $21 million ($14 million on an after-tax basis). Approximately $15 million of the pre-tax amount is expected to be non-cash items, including approximately $5 million for goodwill impairment. Of the total charges, the company estimates that approximately $7.5 million ($5 million, net of taxes, or $0.43 per diluted share) will be incurred in the second fiscal quarter. The remaining charges are expected to be recorded in the third and fourth quarters of fiscal 2005, as incurred. Including the restructuring and related goodwill and asset impairment charges, the company expects to report a loss for the second fiscal quarter of $0.41 to $0.39 per diluted share. (A reconciliation of the earnings (loss) per share calculations has been set forth on Page 3.)
    Culp added, "As a result of these plant consolidations and other cost-reduction initiatives, we expect to realize annual savings of approximately $9.5 million, of which approximately $4.0 million will be in fixed manufacturing costs, an estimated $2.0 million in variable manufacturing costs, and approximately $3.5 million in selling, general and administrative costs.
    "Once these initiatives are completed, Culp will have seven manufacturing facilities operating in the upholstery fabrics segment, including one facility in China. We believe this configuration will allow us to utilize our domestic operations more efficiently, especially for our promotional, commercial fabric and make-to-order businesses. At the same time, we intend to continue aggressively pursuing our strategy to source upholstery fabrics that we do not manufacture in the U.S. As we have previously noted, sales of upholstery fabrics produced outside of our U.S. manufacturing plants are accounting for an increasing percentage of Culp's overall upholstery fabric sales. We believe that blending efficient domestic manufacturing with an aggressive offshore manufacturing and sourcing strategy allows us to offer a compelling value proposition and better meet the demands of our customers. We are confident we are pursuing the right strategic direction for Culp, one that will more effectively position the company in today's global marketplace."

    Mattress Fabrics Segment

    "While we have continued to realize meaningful gains with key customers in our mattress fabrics (known as mattress ticking) segment, we believe there are areas for margin improvement," Culp continued. "In order to further reduce our manufacturing costs, we will be consolidating our mattress fabric manufacturing into our two plants located in Quebec, Canada, and Stokesdale, North Carolina. This project will involve relocation of ticking looms from an upholstery fabric plant and the purchase of new looms that are faster and more efficient than the equipment they will replace. Our capital expenditures for this project are expected to be approximately $7 million over the current and next fiscal year. This project will begin in November 2004 and we expect it to be completed by August 2005.
    "We believe these changes in our manufacturing operations will significantly enhance our globally competitive cost structure in this segment. We anticipate the company will realize approximately $4.5 million in annualized savings as a result of this capital project. We look forward to the opportunity to strengthen our competitive position in the mattress ticking business," Culp concluded.
    The company expects to announce financial results for the second quarter ending October 31, 2004, on or about November 23, 2004.

    Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

    This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future operations, production levels, sales, expenses, profit margins, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. In addition, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.


                               Culp Inc.
        Reconciliation of Projected Range of Net Loss Per Share
         to Projected Range of Pro Forma Net Income Per Share
                              (Unaudited)

                                                   Three Months Ending
                                                        October 31,
                                                           2004
                                                      --------------
Projected range of net loss per share                 $(0.41)-$(0.39)
Projected restructuring and related charges,
  net of income taxes                                           0.43
                                                      --------------
Projected range of pro forma net income
  per share                                           $ 0.02 -$ 0.04
                                                      ==============




    CONTACT: Culp, Inc., High Point
             Investor Contact:
             Kathy J. Hardy, 336-888-6209
             or
             Media Contact:
             Kenneth M. Ludwig, 336-889-5161